Exhibit 99.2

Chart Industries Awarded Contract in Excess of $45 Million to Provide LNG Equipment to PetroChina

CLEVELAND, April 25, 2013 (GLOBE NEWSWIRE) — Chart Industries, Inc. (Nasdaq:GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, distribution, storage, and end-use of hydrocarbon and industrial gases, today announced that its Distribution & Storage (“D&S”) business in China has been awarded a new contract to provide liquefied natural gas (“LNG”) fueling stations, self-contained LNG station modules, storage tanks and trailers for LNG service to PetroChina Hua Gang Gas Group Co. Ltd., a joint venture between PetroChina Huabei Oilfield Company and PetroChina’s Kunlun Energy Company. This equipment supports PetroChina’s expansion of its growing LNG infrastructure in China.

The contract value of this order is in excess of $45 million and is in addition to the $40 million PetroChina order the Company previously announced in February. “This award highlights the continuing LNG infrastructure build-out that has been occurring in China and we are very pleased PetroChina again has chosen Chart as an integral part of their LNG projects,” stated Tom Carey, President of Chart’s D&S Group. This new order will be included in the Company’s second quarter 2013 orders and backlog.

Certain statements made in this news release are or imply forward-looking statements, such as statements concerning business plans, objectives, market trends, future revenue, performance, and other information that is not historical in nature. These statements are made based on Chart’s expectations concerning future events and are subject to factors and uncertainties that could cause actual results to differ materially, such as cyclicality of product markets and vulnerability of markets to economic downturns, a delay or reduction in customer purchases, competition, fluctuations in energy prices or changes in government energy policy, management of fixed-price contract exposure, reliance on the availability of key supplies and services, pricing and availability of raw materials, modification or cancellation of customer contracts, fluctuations in foreign currency exchange rates, and economic, political, business and market risks associated with international transactions. For a discussion of these and additional factors that could cause actual results to differ from forward-looking statements, see Chart’s filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in Chart’s most recent Annual Report on Form 10-K.

Chart is a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart’s products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations across the United States and an international presence in Asia, Australia and Europe.

For more information: http://ir.chartindustries.com/.

Contact:

Michael F. Biehl or	Kenneth J. Webster
Executive Vice President,	Vice President, Chief Accounting Officer
Chief Financial Officer and Treasurer	and Controller
216-626-1216	216-626-1216
michael.biehl@chartindustries.com	ken.webster@chartindustries.com